UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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☑	Soliciting Material Pursuant to § 240.14a-12

ALLOY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a press release issued on June 24, 2010.

ZELNICKMEDIA TO ACQUIRE ALLOY, INC., ORIGINATORS OF

GOSSIP GIRL AND THE VAMPIRE DIARIES

— Geraldine Laybourne, former CEO of Nickelodeon,

to Serve as Chairman of the Board —

(New York, NY) – June 24, 2010. ZelnickMedia and Alloy, Inc. (NASDAQ: ALOY) announced today that an investor group led by ZelnickMedia has agreed to acquire Alloy for $9.80 per share in cash. The purchase price is a premium of approximately 27% over the average closing price of the stock for the 30 days ending June 23, 2010. The transaction is valued at approximately $126.5 million. Members of Alloy’s senior management will invest in the transaction in conjunction with ZelnickMedia.

The investors aim to build Alloy into a leading entertainment and media brand for the millennial generation (ages 10–29). Under its wholly owned subsidiary, Alloy Entertainment, Alloy already has a considerable proven track record of creating hits such as Gossip Girl, The Sisterhood of the Traveling Pants, The Vampire Diaries and Pretty Little Liars, as well as developing unique media channels which reach tween, teen and college aged audiences.

Commenting on the acquisition, Peter Graham, Lead Independent Director and Chairman of the Special Committee of the Board said, “After a full market process, we are pleased to have achieved a fair price for our shareholders. We believe that this is an excellent outcome that gives current shareholders a meaningful near-term premium and eliminates future execution risk.”

The company operates the Alloy Digital Network, a premium distributed media and advertising network comprised of leading websites, with a total monthly audience of 51 million visitors, ages 12-24, according to digital measurement leader comScore. The company owns other assets providing significant reach to the youth audience, including Channel One, an in-school broadcast network reaching nearly six million young people.

The company also recently launched Alloy TV, a premium digital entertainment network delivering original, short-form video programming tailored expressly for the young adult audience. In 2009, Alloy Entertainment produced “Private”, based on its best-selling book property, and Alloy TV produced the original scripted series “Haute & Bothered”, with a sequel launched in May 2010. Both were distributed on Alloy TV. Alloy will premiere three sponsored original web series this fall.

Geraldine Laybourne will serve as Chairman. Alloy’s co-founders, Matt Diamond and Jim Johnson, will continue to run the company as CEO and COO, respectively. They will exchange a portion of their Alloy shares for an equity interest in the acquirer. The rest of the Alloy senior management team is expected to remain in place as well.

Former COO of Marvel Entertainment, Bill Jemas, will also serve on the Board of Directors and will be working closely with the company in the areas of merchandising, content and business affairs. Leslie Morgenstein, CEO of Alloy Entertainment will work closely with Laybourne and Jemas, focusing on Alloy’s entertainment assets.

“Alloy has earned a unique position as both creator and distributor of content that has captured the imagination of the millennial generation,” said Strauss Zelnick. “What’s different about millennials is that they’ve grown up knowing no boundaries between media platforms. Alloy has been extremely savvy about developing properties that cross multiple platforms. With Gerry and Bill on the team, we intend to grow Alloy into a leading brand for this generation.”

“We are proud of our hits like Gossip Girl, our latest success Pretty Little Liars, our significant achievements in the digital space and our unique distribution channels,” said Matt Diamond, Alloy’s Chairman and CEO. “With the addition of ZelnickMedia, we are ready for our next chapter.”

MILLENNIAL EXPERTS

Laybourne is best known for turning Nickelodeon into the most widely watched children’s channel in the U.S. and the most profitable channel owned by Viacom. She also founded The Oxygen Network, a television network aimed at young women, which pioneered convergence between television and the web.

In addition to serving as Chairman, Laybourne will continue her other professional and personal pursuits.

“I am thrilled to be working with Matt and Jim. They have built an amazing company with a great foundation on content creation and marketing for a demographic I care deeply about. I’m also a huge admirer of Alloy Entertainment’s unique creative process that has generated hit after hit,” said Laybourne. “As Chairman of the Board, I will be a champion of their work.”

Jemas is widely credited with building Marvel’s licensing and merchandising powerhouse. He created and executed cross-platform media strategies at Marvel Entertainment from 2000 – 2004. Previously Jemas built media and marketing businesses at the National Basketball Association, Fleer Corporation and Madison Square Garden.

ALLOY’S PROVEN TRACK RECORD

Alloy’s entertainment subsidiary develops and produces original books, television series and feature films, originating entertainment properties and then partnering with leading publishers, television networks and movie studios. Properties have included Gossip Girl (CW), Vampire Diaries (CW) and Pretty Little Liars (ABC Family), all produced in association with Warner Brothers. Alloy Entertainment has generated over 1,000 teen-focused book titles, including more than 50 that have made the New York Times best seller list in the past five years. In 2009, the entertainment division launched a dedicated digital production unit for properties focused on web distribution.

Alloy’s success in the digital market is significant. The company’s websites, including Alloy.com, Teen.com, gURL.com, dElias.com, Takkle.com, and GossipGirl.net, along with premium partner sites, have been among the most popular online destinations with consumers ages 12-24. The network has been the top ranked community in its category for eighteen months straight, according to comScore.

Channel One News is the daily 12-minute television news program for teens, broadcast directly into schools via satellite and reaches nearly six million young people in middle schools and high schools nationwide.

The company’s Education and College Media divisions provide advertising in college guides and related publications, and places advertising in college newspapers and on college campuses. Alloy’s promotion business segment helps clients achieve their promotional marketing objectives with target consumers through its AMP agency services, sampling and direct marketing businesses.

THE TRANSACTION

The transaction was unanimously approved by Alloy’s Board of Directors following the recommendation of the Special Committee and is expected to be completed in the fourth quarter of 2010. The merger is subject to antitrust clearance, Alloy stockholder approval, the satisfaction of certain financial conditions and other customary terms and conditions. It is also subject to debt financing. Debt financing is committed to be provided by Bank of America Merrill Lynch, which would serve as administrative agent, with additional debt financing committed by RBS Citizens, N.A., and The Private Bank, pursuant to commitment letters signed in connection with the execution of the merger agreement. In addition to ZelnickMedia, co-investors will include Natixis Caspian Private Equity, Rosemont Solebury Co-Investment Fund, and GenSpring Family Offices. Diamond and Johnson, together with certain other Alloy shareholders, holding in the aggregate approximately 25% of the outstanding shares, have agreed to vote in favor of the transaction at the shareholders meeting.

Macquarie Capital is serving as exclusive financial advisor to Alloy. Simpson Thacher & Bartlett LLP is acting as legal advisor, to the investor group and Kramer Levin Naftalis & Frankel LLP is acting as Alloy’s legal counsel.

About ZelnickMedia

ZelnickMedia is a partnership of experienced media executives and investors. The firm manages and owns interests in an array of media enterprises, including video games and interactive entertainment, television advertising, wireless network enabling software, business information, tradeshows, and media-related business services. Current portfolio companies include Take-Two Interactive Software, Airvana, Canella Response Television, ITN Networks, Arkadium and Naylor Inc. The partnership is currently investing from ZM Capital, its media-focused private equity fund.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies, including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, Alloy will file proxy materials with the Securities and Exchange Commission, or the SEC, relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Alloy in advance of the special meeting. Stockholders of Alloy are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. Stockholders may obtain a free copy of the proxy statement and any other relevant documents (when available) at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents also will be available on Alloy’s website (http://www.alloymarketing.com) and may be obtained free from Alloy by directing a request to Alloy, Inc., Attn: Investor Relations, 151 West 26th Street, 11th Floor, New York, NY 10001.

Alloy and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Alloy’s stockholders in respect of the proposed transaction. Information about the directors and executive officers of Alloy and their respective interests in Alloy by security holdings or otherwise is set forth in its proxy statement relating to the 2010 annual meeting of stockholders, which was filed with the SEC on May 28, 2010. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of the management of Alloy, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, conditions to the closing of the transaction may not be satisfied and the transaction may involve unexpected costs, unexpected liabilities or unexpected delays. Additional factors that may affect the future results of Alloy are set forth in its Annual Report on Form 10-K for the fiscal year ended January 31, 2010 and filed with the SEC on April 12, 2010 and in its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2010 and filed with the SEC on June 9, 2010, which are available at http://www.sec.gov. Unless required by law, Alloy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Media contacts:

Kassie Canter	Joseph D. Frehe
kassie.canter@gmail.com	Chief Financial Officer, Alloy Inc.
917-597-4029	jfrehe@alloy.com
212-329-8347
Ed Nebb
enebb@optonline.net
203-972-8350